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                                            June 13, 1995



Mr. D. Travis Engen



Dear Travis:

                 This employment agreement (the "Agreement") is intended to create mutual obligations, and your voluntary acceptance signifies both ITT Industries, Inc. ("Industries") and your commitment to carry out its obligations until its expiration. The Agreement will confirm your employment with Industries in accordance with the following terms and conditions:


     1. EMPLOYMENT AND ASSIGNMENT; DILIGENT AND FAITHFUL PERFORMANCE OF DUTIES. Industries agrees to employ you as Chairman and Chief Executive Officer of ITT Industries. In consideration of employment by Industries, you agree to discharge faithfully, diligently, and to the best of your ability, the responsibilities of these offices.


     2. TERM OF AGREEMENT. This Agreement will become effective on January 1, 1996 [or Distribution Date] and will terminate on December 31, 1999 unless terminated earlier in accordance with the terms of this Agreement.


     3.          BASE SALARY, INCENTIVE BONUS AND BENEFITS.

                                  (a)      BASE SALARY.  Your base salary under
                          this Agreement will be [      ] per year.  Your base
                          salary will be subject to review by Industries from time to time for consideration of possible increases based on your performance and other relevant circumstances. Periodic increases, once granted, will not be subject to revocation and your base salary thereafter will be deemed to include such increases. Your base salary will be payable in accordance with the customary payroll practices of Industries
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                          but, in no event, less frequently than monthly.

                                  (b)      OTHER COMPENSATION AND BENEFITS.
                          Subject to review and approval by Industries, you will be eligible for consideration for possible awards under Industries' executive incentive bonus program or any other executive incentive compensation plan. You will also continue to be entitled to participate in the benefit programs of Industries or its subsidiaries for which you are now eligible or for which you may become eligible in accordance with their provisions during the term of this Agreement. Industries shall pay or reimburse you for all reasonable travel and other expenses incurred in connection with the performance of your duties and responsibilities in accordance with such procedures as Industries may from time to time establish.

     4. TERMINATION BY INDUSTRIES FOR CAUSE. Industries shall have the right to terminate your employment only for cause, which is limited to action by you involving willfull malfeasance or gross negligence or your failure to act involving material nonfeasance that would tend to have a materially adverse effect on Industries. If your employment is terminated for cause, this Agreement will terminate and Industries will have no further obligations under this Agreement.

     5.          DISCONTINUANCE OF THE REQUIREMENT TO PROVIDE FULL TIME
SERVICES.

     If Industries notifies you that it no longer requires your full-time services as Chairman and Chief Executive Officer and you have complied with the terms and conditions of this Agreement, you will receive the following:

                                  (a)      BASE SALARY AND INCENTIVE BONUS.
                          In lieu of any further compensation, you will receive in equal monthly installments, (i) for the first twelve months commencing with the first day of the month succeeding the month in which you cease to hold the offices described above (A) an amount equal to the annual salary as determined in
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                          Paragraph 3 hereof ("salary continuation") and (B) an
                          amount equivalent to 75% of one-third of the aggregate amount of the bonuses received by you with respect to each of the three calendar years immediately preceding such event (it being understood that for this purpose the bonus with respect to any year is the bonus presently awarded in the first quarter of the succeeding year) and (ii) for each succeeding twelve months remaining in the term of this Agreement, (A) an amount equivalent to the annual salary as determined in Paragraph 3 hereof and
                          (B) an amount equivalent to 50% of one-third of the aggregate amount of the bonuses received by you with respect to each of the three calendar years immediately preceding such event (it being understood that for this purpose the bonus with respect to any year is the bonus presently awarded in the first quarter of the succeeding year). Notwithstanding the above, payments shall continue until the earlier of
                          (i) the expiration of this Agreement or (ii) in accordance with 5(e) below. Upon your acceptance of other full-time employment, the balance remaining of such aggregate amount may, at Industries' discretion, be paid to you in a lump sum.

                                  (b) OTHER COMPENSATION AND BENEFITS. As long as you are receiving salary continuation, you will continue to be eligible for ongoing participation in Industries' employee medical, dental, and life insurance benefits programs, the ITT Industries Salaried Retirement Plan, the ITT Industries Excess Plan, if applicable, the ITT Industries Investment and Savings Plan and any other applicable retirement or savings plan as well as the exercise of outstanding stock options in accordance with the terms of the applicable stock option plan. If, for any reason at any time, Industries is unable to treat you as being or having been a salaried employee of Industries under any benefits program or plan specifically enumerated in this Agreement (or
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                          any successors to such plans), including the
                          Industries' employee medical, dental and life insurance benefit programs, and the ITT Industries Salaried Retirement Plan, the ITT Industries Excess Plan, if applicable, and the ITT Industries Investment and Savings Plan, during the period that you are receiving salary continuation, and, if, as a result thereof you receive no benefits or reduced benefits under such plans, Industries shall provide such benefits by (i) direct payment to you of the amounts you would have received from such plans had you continued to be eligible or (ii) at Industries option, making available equivalent benefit programs from other sources.

                                  (c)      ITEMS OF COMPENSATION AND BENEFITS
                          FOR WHICH YOU WILL NOT BE ELIGIBLE DURING SALARY CONTINUATION. During a period of salary continuation as described in this Paragraph 5(a), you will not be entitled to any compensation not specified in this Agreement, and you will not be eligible to participate in any (i) bonus program, (ii) Industries long term or short term disability plans, (iii) insurance plan primarily covering business travel, (iv) special programs providing incentive for employees who voluntarily terminate their employment, (v) tax or financial advisory services, (vi) new awards under any stock option or stock related plans for executives,
                          (vii) new or revised executive compensation programs that may be introduced by Industries after Industries has advised you that it no longer requires your full-time services and (viii) any other benefit or perquisite not specifically enumerated in this Agreement.

                                  (d) AVAILABILITY IF INDUSTRIES NO LONGER REQUIRES YOUR FULL-TIME SERVICES. If Industries has advised you that it no longer requires your full-time services pursuant to this Paragraph 5 but you are continuing to receive salary continuation, you must continue to be available to render to Industries reasonable assistance, consistent
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                          with the level of your prior position with Industries,
                          at times and locations that are mutually acceptable.
                          In requesting such services, Industries shall take into account any other commitments which you may have.

                                  (e)      DISQUALIFYING CONDUCT.  If during
                          the period you are receiving Salary Continuation, you
                          (i) engage in any activity which is inimical to the best interests of Industries; (ii) disparage Industries; (iii) fail to comply with any Industries' Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without Industries' prior consent, induce any employees of Industries to leave employment; (v) without Industries' prior consent, engage in, become affiliated with, or become employed by any business competitive with Industries; or (vi) fail to comply with applicable provisions of the Industries' Code of Conduct or applicable Industries' Corporate Policies or any applicable Industries' Subsidiary Code or policies, then Industries will have no further obligation to provide salary continuation. Also, for a one year period after salary continuation is no longer provided under this Agreement you will not, without Industries' prior consent, induce any employees of Industries to leave employment.

                                  (f)      TERMINATION ALLOWANCE UNDER A
                          SEVERANCE PLAN OR POLICY. If you would otherwise ordinarily receive a termination allowance under an Industries' severance plan or termination allowance policy exceeding the amount of base salary remaining under the Agreement at the time of notice by Industries of its intent to terminate your full-time employment, Industries will pay you a termination allowance in accordance with the terms of the Industries' severance plan or termination allowance policy, in lieu of salary continuation under this Agreement. In no case will both termination allowance and amounts under this Agreement (whether lump sum or salary continuation) be paid.
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     6.          ASSIGNMENT.  This Agreement is not assignable by you and is not assignable by Industries except to a subsidiary of Industries provided, notwithstanding such assignment, Industries shall remain liable for the performance of all obligations hereunder. This Agreement shall be binding on all successors and assignees of Industries.

     7. OTHER AGREEMENTS. Any prior agreement relating to the Assignment of Inventions and Covenant Against Disclosure, and any written agreements not in conflict herewith shall remain in full force and effect.

     8. NOTICES. Notices to Industries under this Agreement shall be in writing and delivered to [TITLE - ADDRESS] and notices to you shall be in writing and delivered in person or by mail to your office or to your home address on file with Industries.

     9. SEVERABILITY. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

     10.         HEADINGS OF NO EFFECT.    The paragraph headings contained in
this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     11. AMENDMENT. This Agreement cannot be amended, modified or supplemented except by a subsequent written agreement between you and Industries.

     12. ENTIRE AGREEMENT AND CHOICE OF LAW. This Agreement contains the entire agreement between you and Industries with respect to employment and services by you and supersedes any and all prior understandings, agreements or correspondence between you and Industries with respect to employment and services. This Agreement will be governed by and construed in accordance with the laws of the State of New York.
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     13.         ARBITRATION.  Any controversy or claim arising out of or
relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     Please execute and return to me the enclosed copy of this Agreement to signify your agreement.


                                        Yours very truly,



                                        ITT Industries, Inc.



                                        By
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Agreed to and accepted:



-----------------------
 D. Travis Engen


-----------------------
    DATE